Exhibit 99.1

Floor & Decor Holdings, Inc. Announces Fourth Quarter and Fiscal 2019 Financial Results

  Net sales increased 19.6% from fiscal 2018 to $2,045.5 million
  Comparable store sales increased 4.0% from fiscal 2018; Comparable store sales excluding Houston increased 6.2%
  Diluted earnings per share (“EPS”) increased 29.7% to $1.44 from $1.11 in fiscal 2018; Adjusted diluted EPS* increased 18.6% to $1.15 from $0.97 in fiscal 2018
  Provides full year fiscal 2020 sales and earnings outlook

ATLANTA--(BUSINESS WIRE)--February 20, 2020--Floor & Decor Holdings, Inc. (NYSE: FND) (“We,” “Our,” the “Company,” or “Floor & Decor”) announces its fiscal 2019 fourth quarter and full-year 2019 financial results, which ended December 26, 2019.

Tom Taylor, Chief Executive Officer, stated, “We are pleased with our fiscal 2019 and fourth quarter sales and earnings results as we delivered 5.2% comparable store sales growth, adjusted EBITDA, and adjusted earnings per share that all exceeded our expectations, with a strong finish to the year in gross margin. Our comparable store sales growth continued to sequentially accelerate with the fourth quarter representing the strongest growth of the year, primarily driven by transactions. The acceleration in transaction growth and solid execution among all our teams leave us confident about further market share gains in fiscal 2020 and beyond.”

Mr. Taylor continued, “Fiscal 2019 represented a significant milestone for our company as sales totaled over $2.0 billion, which was almost double our sales in 2016. In the fourth quarter, we successfully opened seven new warehouse stores, ending the quarter with 120 warehouse stores, up 20% from 100 stores as of the end of the fourth quarter of 2018, marking our seventh year of on average 20% unit growth. As we look to fiscal 2020, we expect to open 24 new warehouse stores, leading to another year of 20% unit growth towards our long-term target of at least 400 stores. We believe our 2019 results continue to validate the strength of our value proposition in the hard-surface flooring industry. As we celebrate our 20th anniversary as a company, I would like to thank all our associates for their hard work and their exceptional service to our customers and look forward to an even better fiscal 2020.”

Please see “Comparable Store Sales” below for information on how the Company calculates its comparable store sales growth.

For the Thirteen Weeks Ended December 26, 2019

  Net sales increased 20.7% to $527.0 million from $436.7 million in the fourth quarter of fiscal 2018. Comparable store sales increased 5.2%. Comparable store sales excluding Houston increased 6.2%.
  The Company opened seven new stores during the fourth quarter of fiscal 2019, ending the quarter with 120 warehouse format stores.
  Operating income increased 80.7% to $42.1 million from $23.3 million in the fourth quarter of fiscal 2018. Operating margin increased 270 basis points to 8.0%. The fourth quarter of fiscal 2019 included income of $14.0 million of expected tariff refunds, $11.0 million of which related to merchandise sold prior to November 20, 2019, the date on which U.S. Customs issued tariff exclusions for certain of our flooring products.
  Net income increased 97.4% to $35.3 million compared to $17.9 million in the fourth quarter of fiscal 2018. Diluted EPS was $0.34 compared to $0.17 in the fourth quarter of fiscal 2018.
  Adjusted net income* increased 29.5% to $27.0 million compared to $20.8 million in the fourth quarter of fiscal 2018. Adjusted diluted EPS* was $0.26 compared to $0.20 in the fourth quarter of fiscal 2018, an increase of 30.0%.
  Adjusted EBITDA* increased 32.1% to $58.8 million compared to $44.5 million in the fourth quarter of fiscal 2018.

For the Fiscal Year Ended December 26, 2019

  Net sales increased 19.6% to $2,045.5 million from $1,709.8 million in fiscal 2018. Comparable store sales increased 4.0%. Comparable store sales excluding Houston increased 6.2%.
  The Company opened twenty new stores and relocated one store during fiscal 2019.
  Operating income increased 21.2% to $159.2 million from $131.3 million in fiscal 2018. Operating margin increased 10 basis points to 7.8%.
  Net income increased 29.6% to $150.6 million compared to $116.2 million in fiscal 2018. Diluted EPS was $1.44 compared to $1.11 in fiscal 2018.
  Adjusted net income* increased 18.6% to $120.3 million compared to $101.5 million in fiscal 2018. Adjusted diluted EPS* was $1.15 compared to $0.97 in fiscal 2018, an increase of 18.6%.
  Adjusted EBITDA* increased 26.4% to $242.6 million compared to $191.9 million in fiscal 2018.

*Non-GAAP financial measures. Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below for more information.

Fiscal 2020 Sales and Earnings Outlook

(In millions, except EPS and store count)

To more closely align with industry practices, beginning in 2020, the Company will no longer provide a quarterly sales and earnings outlook. The Company intends to continue to provide an annual sales and earnings outlook.

The Company will report 53-weeks of operating results in fiscal 2020 compared to 52-weeks in 2019 and provides the following guidance for fiscal 2020:

  Net sales of approximately $2,485 to $2,510 million
    The 53rd week is expected to contribute approximately $34 to $35 million to net sales
  Comparable store sales growth of approximately 5.5% to 6.5%
  GAAP diluted EPS to be in the range of $1.34 to $1.41
    The 53rd week is expected to contribute approximately $0.03 to $0.04 to diluted EPS
  Adjusted EBITDA in the range of $305 to $314 million
    The 53rd week is expected to contribute approximately $5 to $6 million to Adjusted EBITDA
  Depreciation and amortization expense of approximately $96 million
  Interest expense of approximately $6 million
  Tax rate of approximately 23.3%
  Diluted weighted average shares outstanding is expected to be approximately 106.0 million shares
  Open twenty-four new warehouse format stores
  Capital expenditures in the range of $255 to $265 million

The above guidance includes certain non-GAAP financial measures (namely Adjusted EBITDA). Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below for more information.

Conference Call Details

A conference call to discuss the fourth quarter and full year fiscal 2019 financial results is scheduled for today, February 20, 2020, at 5:00 p.m. Eastern Time. A live audio webcast of the conference call, together with related materials, will be available online at ir.flooranddecor.com.

A recorded replay of the conference call is expected to be available approximately two hours following the conclusion of the call and can be accessed both online at ir.flooranddecor.com and by dialing 844-512-2921 (international callers please dial 412-317-6671). The pin number to access the telephone replay is 13698015. The replay will be available until February 27, 2020.

About Floor & Decor Holdings, Inc.

Floor & Decor is a multi-channel specialty retailer operating 120 warehouse-format stores across 30 states at the end of the fourth quarter 2019. The Company offers a broad assortment of in-stock hard-surface flooring, including tile, wood, laminate, vinyl, and natural stone along with decorative and installation accessories, at everyday low prices. The Company was founded in 2000 and is headquartered in Atlanta, Georgia.

Comparable Store Sales

Comparable store sales refer to period-over-period comparisons of our net sales among the comparable store base, which has historically been when customers obtained possession of their product. Starting in fiscal 2018, when the new revenue recognition standard was adopted, our comparable store sales refer to period-over-period comparisons of our net sales based on when the customer obtains control of the product, which is typically at the time of sale and may be slightly different than our historically reported net sales due to timing of when final delivery of the product has occurred. A store is included in the comparable store sales calculation on the first day of the thirteenth full fiscal month following a store’s opening, which is when we believe comparability has been achieved. Since our e-commerce sales are fulfilled by individual stores, they are included in comparable store sales only to the extent the fulfilling store meets the above mentioned store criteria. Changes in our comparable store sales between two periods are based on net sales for stores that were in operation during both of the two periods. Any change in square footage of an existing comparable store, including remodels and relocations, does not eliminate that store from inclusion in the calculation of comparable store sales. Stores that are closed temporarily and relocated within their primary trade areas are included in comparable store sales. Additionally, any stores that were closed during the current or prior fiscal year are excluded from the definition of comparable stores.

Our fiscal 2020 year, which will end on December 31, 2020, will include a 53rd week. When presenting comparable store sales for fiscal 2020, we have excluded the last week of fiscal 2020.

Non-GAAP Financial Measures

Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA (which are shown in the reconciliations below) are presented as supplemental measures of financial performance that are not required by, or presented in accordance with, accounting principles generally accepted in the United States ("GAAP"). We define Adjusted net income as net income adjusted to eliminate the impact of certain items that we do not consider indicative of our core operating performance and the tax effect related to those items. We define Adjusted diluted EPS as Adjusted net income divided by weighted average shares outstanding. We define EBITDA as net income before interest, loss on early extinguishment of debt, taxes, depreciation and amortization. We define Adjusted EBITDA as net income before interest, loss on early extinguishment of debt, taxes, depreciation and amortization, adjusted to eliminate the impact of certain items that we do not consider indicative of our core operating performance. Reconciliations of these measures to the most directly comparable GAAP financial measure are set forth in the tables below.

Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA are key metrics used by management and our board of directors to assess our financial performance and enterprise value. We believe that Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA are useful measures, as they eliminate certain items that are not indicative of our core operating performance and facilitate a comparison of our core operating performance on a consistent basis from period to period. We also use Adjusted EBITDA as a basis to determine covenant compliance with respect to our credit facilities, to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, and to compare our performance against that of other peer companies using similar measures. Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA are also used by analysts, investors and other interested parties as performance measures to evaluate companies in our industry.

Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA are non-GAAP measures of our financial performance and should not be considered as alternatives to net income or diluted EPS as a measure of financial performance, or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Additionally, Adjusted net income, EBITDA and Adjusted EBITDA are not intended to be measures of liquidity or free cash flow for management's discretionary use. In addition, these non-GAAP measures exclude certain non-recurring and other charges. Each of these non-GAAP measures has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. In evaluating Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA, you should be aware that in the future we will incur expenses that are the same as or similar to some of the items eliminated in the adjustments made to determine Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA, such as stock compensation expense, loss on asset disposal, and other adjustments. Our presentation of Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA should not be construed to imply that our future results will be unaffected by any such adjustments. Definitions and calculations of Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA differ among companies in the retail industry, and therefore Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA disclosed by us may not be comparable to the metrics disclosed by other companies.

Please see “Reconciliation of GAAP to Non-GAAP Financial Measures” below for reconciliations of non-GAAP financial measures used in this release to their most directly comparable GAAP financial measures.

Floor & Decor Holdings, Inc. Consolidated Statements of Income (In thousands, except per share data) (Unaudited)

	Thirteen Weeks Ended
	12/26/2019		12/27/2018		% Increase
	Actual	% of Sales	Actual	% of Sales	(Decrease)
Net sales	$527,002	100.0%	$436,739	100.0%	20.7%
Cost of sales	296,973	56.4	255,721	58.6	16.1
Gross profit	230,029	43.6	181,018	41.4	27.1
Operating expenses:
Selling and store operating	147,869	28.1	119,120	27.3	24.1
General and administrative	34,022	6.5	30,332	6.9	12.2
Pre-opening	6,014	1.1	8,253	1.9	(27.1)
Total operating expenses	187,905	35.7	157,705	36.1	19.1
Operating income	42,124	8.0	23,313	5.3	80.7
Interest expense, net	1,679	0.3	2,817	0.6	(40.4)
Income before income taxes	40,445	7.7	20,496	4.7	97.3
Provision for income taxes	5,104	1.0	2,594	0.6	NM
Net income	$35,341	6.7%	$17,902	4.1%	97.4%
Basic weighted average shares outstanding	101,177		97,428
Diluted weighted average shares outstanding	105,383		103,790
Basic earnings per share	$0.35		$0.18		94.4%
Diluted earnings per share	$0.34		$0.17		100.0%

	Fiscal Year Ended
	12/26/2019		12/27/2018		% Increase
	Actual	% of Sales	12/27/2018	% of Sales	(Decrease)
Net sales	$2,045,456	100.0%	$1,709,848	100.0%	19.6%
Cost of sales	1,182,442	57.8	1,007,580	58.9	17.4
Gross profit	863,014	42.2	702,268	41.1	22.9
Operating expenses:
Selling and store operating	546,853	26.7	439,495	25.7	24.4
General and administrative	132,386	6.5	105,327	6.2	25.7
Pre-opening	24,594	1.2	26,145	1.5	(5.9)
Total operating expenses	703,833	34.4	570,967	33.4	23.3
Operating income	159,181	7.8	131,301	7.7	21.2
Interest expense, net	8,801	0.4	8,917	0.5	(1.3)
Income before income taxes	150,380	7.4	122,384	7.2	22.9
(Benefit) provision for income taxes	(251)	—	6,197	0.4	NM
Net income	$150,631	7.4%	$116,187	6.8%	29.6%
Basic weighted average shares outstanding	99,435		96,770
Diluted weighted average shares outstanding	104,962		104,561
Basic earnings per share	$1.51		$1.20		25.8%
Diluted earnings per share	$1.44		$1.11		29.7%

NM – Not Meaningful

Consolidated Balance Sheets (In thousands, except share and per share data) (Unaudited)

	As of	As of
	December 26,	December 27,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$27,037	$644
Income taxes receivable	2,868	4,324
Receivables, net	69,301	67,527
Inventories, net	581,865	471,014
Prepaid expenses and other current assets	20,415	15,949
Total current assets	701,486	559,458
Fixed assets, net	456,289	328,366
Right-of-use assets	822,256	—
Intangible assets, net	109,299	109,330
Goodwill	227,447	227,447
Other assets	7,532	9,490
Total long-term assets	1,622,823	674,633
Total assets	$2,324,309	$1,234,091
Liabilities and stockholders’ equity
Current liabilities:
Current portion of term loan	$—	$3,500
Current portion of lease liabilities	74,592	—
Trade accounts payable	368,459	313,503
Accrued expenses and other current liabilities	102,807	82,038
Deferred revenue	6,683	5,244
Total current liabilities	552,541	404,285
Term loan	142,606	141,834
Deferred rent	—	36,980
Lease liabilities	844,269	—
Deferred income tax liabilities, net	18,378	26,838
Tenant improvement allowances	—	37,295
Other liabilities	2,179	2,550
Total long-term liabilities	1,007,432	245,497
Total liabilities	1,559,973	649,782
Stockholders’ equity
Capital stock:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; 0 shares issued and outstanding at December 26, 2019 and December 27, 2018	—	—
Common stock Class A, $0.001 par value; 450,000,000 shares authorized; 101,457,858 shares issued and outstanding at December 26, 2019 and 97,588,539 issued and outstanding at December 27, 2018	101	98
Common stock Class B, $0.001 par value; 10,000,000 shares authorized; 0 shares issued and outstanding at December 26, 2019 and December 27, 2018	—	—
Common stock Class C, $0.001 par value; 30,000,000 shares authorized; 0 shares issued and outstanding at December 26, 2019 and December 27, 2018	—	—
Additional paid-in capital	370,413	340,462
Accumulated other comprehensive (loss) income, net	(193)	186
Retained earnings	394,015	243,563
Total stockholders’ equity	764,336	584,309
Total liabilities and stockholders’ equity	$2,324,309	$1,234,091

Consolidated Statements of Cash Flows (In thousands) (Unaudited)

	Fiscal Year Ended
	December 26,	December 27,
	2019	2018
Operating activities
Net income	$150,631	$116,187
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	74,001	51,992
Loss on asset impairments and disposals	4,111	23
Amortization of tenant improvement allowances	—	(4,494)
Operating lease termination	1,926	—
Deferred income taxes	(10,584)	(968)
Interest cap derivative contracts	446	(212)
Stock based compensation expense	8,711	6,514
Changes in operating assets and liabilities:
Receivables, net	(17,850)	(13,486)
Inventories, net	(110,851)	(53,557)
Trade accounts payable	54,956	54,773
Accrued expenses and other current liabilities	20,744	(1,731)
Income taxes	3,894	6,221
Deferred revenue	1,439	3,002
Deferred rent	—	14,455
Tenant improvement allowances	—	15,010
Other, net	23,084	(8,105)
Net cash provided by operating activities	204,658	185,624
Investing activities
Purchases of fixed assets	(196,008)	(151,397)
Net cash used in investing activities	(196,008)	(151,397)
Financing activities
Borrowings on revolving line of credit	100,100	217,050
Payments on revolving line of credit	(100,100)	(258,050)
Payments on term loans	(3,500)	(3,500)
Proceeds from exercise of stock options	18,798	10,531
Debt issuance costs	—	(170)
Proceeds from employee stock purchase plan	2,445	—
Net cash provided by (used in) financing activities	17,743	(34,139)
Net increase in cash and cash equivalents	26,393	88
Cash and cash equivalents, beginning of the period	644	556
Cash and cash equivalents, end of the period	$27,037	$644
Supplemental disclosures of cash flow information
Buildings and equipment acquired under operating leases	$277,392	$—
Cash paid for interest	$7,388	$7,563
Cash paid for income taxes, net of refunds	$6,453	$1,082
Fixed assets accrued at the end of the period	$19,527	$15,120

Reconciliation of GAAP to Non-GAAP Financial Measures (In thousands, except EPS) (Unaudited) Adjusted net income and Adjusted diluted EPS

	Thirteen Weeks Ended
	12/26/2019	12/27/2018
Net income (GAAP):	$35,341	$17,902
Secondary offering costs (a)	60	—
Store Support Center relocation and distribution center closure (d)	2,448	5,840
Tariff refunds (e)	(8,483)	—
Tax benefit of stock option exercises (f)	(3,797)	(1,572)
Tax impact of adjustments to net income (h)	1,406	(1,332)
Adjusted net income	$26,975	$20,838
Diluted weighted average shares outstanding	105,383	103,790
Adjusted diluted EPS	$0.26	$0.20

	Fiscal Year Ended
	12/26/2019	12/27/2018
Net income (GAAP):	$150,631	$116,187
Secondary offering costs (a)	708	1,134
Hurricane disaster recovery (b)	—	(516)
Operating lease right-of-use asset impairment (c)	4,136	—
Store Support Center relocation and distribution center closure (d)	7,832	7,120
Tariff refunds (e)	(8,483)	—
Tax benefit of stock option exercises (f)	(33,808)	(19,728)
Deferred tax adjustment due to tax reform and other credits (g)	—	(1,174)
Tax impact of adjustments to net income (h)	(684)	(1,550)
Adjusted net income	$120,332	$101,473
Diluted weighted average shares outstanding	104,962	104,561
Adjusted diluted EPS	$1.15	$0.97
(a)	Reflects costs accrued in connection with secondary public offerings of the Company’s Class A common stock by certain of the Company’s stockholders. The Company did not sell any shares in these offerings and did not receive any proceeds from the sales of shares by the selling stockholders.
(b)	Reflects net insurance recoveries from hurricanes Harvey and Irma.
(c)	Represents impairment loss for the operating lease right-of-use asset related to the Company’s former Store Support Center in Smyrna, Georgia.
(d)	Amounts for the thirteen weeks and fiscal year ended December 26, 2019 relate to costs incurred in connection with the relocation of the Company’s Store Support Center, including related lease termination costs, and closure of the Company’s Miami distribution center. Amounts for the thirteen weeks and fiscal year ended December 27, 2018 relate to costs incurred in connection with the closure of the Company’s Miami distribution center.
(e)	Represents income recognized during the fourth quarter of fiscal 2019, including interest, for the portion of expected tariff refunds related to products sold prior to November 20, 2019, the date on which U.S. Customs issued Chapter 99 tariff exclusions for certain of our click-vinyl and engineered flooring products, net of a resulting increase to incentive compensation.
(f)	Tax benefit due to stock option exercises.
(g)	Adjustment reflects the impact of tax rate changes resulting from tax reform on temporary differences as reported in the 2017 tax return as compared to what was originally recorded in the Company’s fiscal 2017 provision and other credits.
(h)	Adjustment for taxes related to pre-tax adjustments above and miscellaneous tax reserves related to prior years.

EBITDA and Adjusted EBITDA

	Thirteen Weeks Ended
	12/26/2019	12/27/2018
Net income (GAAP):	$35,341	$17,902
Depreciation and amortization (a)	20,568	13,448
Interest expense, net	1,679	2,817
Income tax expense	5,104	2,594
EBITDA	62,692	36,761
Stock compensation expense (b)	2,051	1,903
Tariff refunds(d)	(8,148)	—
Other (e)	2,221	5,847
Adjusted EBITDA	$58,816	$44,511

	Fiscal Year Ended
	12/26/2019	12/27/2018
Net income (GAAP):	$150,631	$116,187
Depreciation and amortization (a)	73,019	46,346
Interest expense, net	8,801	8,917
Income tax (benefit) expense	(251)	6,197
EBITDA	232,200	177,647
Stock compensation expense (b)	8,711	6,514
Loss on asset impairments and disposals (c)	4,111	23
Tariff refunds(d)	(8,148)	—
Other (e)	5,749	7,755
Adjusted EBITDA	$242,623	$191,939
(a)	Excludes amortization of deferred financing costs, which is included as a part of interest expense in the table above. For the thirteen weeks and year ended December 27, 2018, amounts are also net of amortization of tenant improvement allowances.
(b)	Non-cash charges related to stock-based compensation programs, which vary from period to period depending on timing of awards and forfeitures.
(c)	For fiscal 2019, amount primarily represents impairment loss for the operating lease right-of-use asset related to the Company’s former Store Support Center in Smyrna, Georgia.
(d)	Represents income recognized during the fourth quarter of fiscal 2019 for the portion of expected tariff refunds related to products sold prior to November 20, 2019, the date on which U.S. Customs issued Chapter 99 tariff exclusions for certain of our click-vinyl and engineered flooring products, net of a resulting increase to incentive compensation. Interest income for tariff refunds is included within interest expense, net in the table above.
(e)	Other adjustments include amounts management does not consider indicative of the Company’s core operating performance. Amounts for the thirteen weeks and year ended December 26, 2019 primarily relate to costs associated with the relocation of the Company’s Store Support Center, including related lease termination costs, as well as secondary public offering costs of the Company’s Class A common stock by certain of its stockholders. Amounts for the thirteen weeks and year ended December 27, 2018 primarily relate to costs associated with the secondary public offerings of the Company’s Class A common stock by certain of its stockholders and the closing of the Company’s Miami distribution center, net of insurance recoveries from hurricanes Harvey and Irma. The Company did not sell any shares in the 2018 or 2019 offerings and did not receive any proceeds from the sales of shares by the selling stockholders.

Reconciliation of GAAP to Non-GAAP Financial Measures

Fiscal Year 2020 Earnings Outlook

(In millions, except per share data)

(Unaudited)

Certain numbers may not sum due to rounding

EBITDA and Adjusted EBITDA

	Fiscal Year Ended*
	12/31/2020		12/26/2019
	Low End	High End	Actual
Net income (GAAP):	$142.5	149.3	$150.6
Depreciation and amortization (a)	95.9	95.9	73.0
Interest expense, net	6.3	6.3	8.8
Income tax expense (benefit)	43.5	45.6	(0.3)
EBITDA	288.2	297.1	232.2
Stock compensation expense (b)	16.5	16.5	8.7
Loss on asset impairments and disposals (c)	—	—	4.1
Tariff refunds (d)	—	—	(8.1)
Other (e)	—	—	5.7
Adjusted EBITDA	$304.7	$313.6	$242.6

*Fiscal year ended December 31, 2020 includes 53 weeks. Fiscal year ended December 26, 2019 includes 52 weeks.
(a)	Excludes amortization of deferred financing costs, which is included as a part of interest expense in the table above.
(b)	Non-cash charges related to stock-based compensation programs, which vary from period to period depending on timing of awards and forfeitures.
(c)	For fiscal 2019, amount primarily represents impairment loss for the operating lease right-of-use asset related to the Company’s former Store Support Center in Smyrna, Georgia.
(d)	Represents income recognized during the fourth quarter of fiscal 2019 for the portion of expected tariff refunds related to products sold prior to November 20, 2019, the date on which U.S. Customs issued Chapter 99 tariff exclusions for certain of our click-vinyl and engineered flooring products, net of a resulting increase to incentive compensation. Interest income for tariff refunds is included within interest expense, net in the table above.
(e)	Other adjustments include amounts management does not consider indicative of the Company’s core operating performance. Amounts for the year ended December 26, 2019 primarily relate to costs associated with the relocation of the Company’s Store Support Center, including related lease termination costs, as well as secondary public offering costs of the Company’s Class A common stock by certain of its stockholders. The Company did not sell any shares in the 2019 offering and did not receive any proceeds from the sales of shares by the selling stockholders.

Forward-Looking Statements

This release and the associated webcast/conference call contain forward-looking statements, including with respect to the Company’s estimated net sales, comparable store sales growth, diluted EPS, Adjusted diluted EPS, diluted weighted average shares outstanding, Adjusted EBITDA, warehouse format store count, and new warehouse format stores for all of fiscal 2020 and with respect to the Company’s estimated depreciation and amortization expenses, interest expense, tax rate, capital expenditures, and the impact of tariffs for fiscal 2019. All statements other than statements of historical fact contained in this release, including statements regarding the Company’s future operating results and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. These statements are based on our current expectations, assumptions, estimates and projections. These statements involve known and unknown risks, uncertainties and other important factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements are based on management’s current expectations and assumptions regarding the Company’s business, the economy and other future conditions, including the impact of recent natural disasters on sales.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “could,” “seeks,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “budget,” “potential,” “focused on” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements contained in this release are only predictions. Although the Company believes that the expectations reflected in the forward-looking statements in this release are reasonable, the Company cannot guarantee future events, results, performance or achievements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements in this release or the associated webcast/conference call, including, without limitation, those factors described in “Forward-Looking Statements,” Item 1, “Business” and Item 1A, “Risk Factors” of Part I and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 9A, “Controls and Procedures” of Part II of the Company’s Annual Report for fiscal 2019 filed with the Securities and Exchange Commission (the “SEC”) on February 20, 2020 (the “Annual Report”) and elsewhere in the Annual Report and the Company’s other filings with the SEC.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The forward-looking statements contained in this release or the associated webcast/conference call speak only as of the date hereof. New risks and uncertainties arise over time, and it is not possible for the Company to predict those events or how they may affect the Company. If a change to the events and circumstances reflected in the Company’s forward-looking statements occurs, the Company’s business, financial condition and operating results may vary materially from those expressed in the Company’s forward-looking statements. Except as required by applicable law, the Company does not plan to publicly update or revise any forward-looking statements contained herein or in the associated webcast/conference call, whether as a result of any new information, future events or otherwise, including the Company’s estimated net sales, comparable store sales growth, diluted EPS, Adjusted diluted EPS, diluted weighted average shares outstanding, Adjusted EBITDA, warehouse format store count, and new warehouse format stores for all of fiscal 2020 and with respect to the Company’s estimated depreciation and amortization expenses, interest expense, tax rate and capital expenditures or the impact of tariffs for fiscal 2020.

Contacts

Investor Contacts:

Wayne Hood
Vice President of Investor Relations
678-505-4415
wayne.hood@flooranddecor.com

or

Matt McConnell
Senior Manager of Investor Relations
770-257-1374
matthew.mcconnell@flooranddecor.com